Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
CarMax, Inc.:
We consent to the use of our reports dated April 22, 2016 with respect to the consolidated balance sheets of CarMax, Inc. and subsidiaries as of February 29, 2016 and February 28, 2015, and the related consolidated statements of earnings, comprehensive income, cash flows, and shareholders’ equity for each of the years in the three-year period ended February 29, 2016, and the effectiveness of internal control over financial reporting as of February 29, 2016, incorporated herein by reference.
/s/ KPMG LLP
Richmond, Virginia
June 29, 2016